Exhibit 99.(a-9)

THE ALGER AMERICAN FUND

CERTIFICATE OF DESIGNATION

Alger American SmallCap and
MidCap Growth Portfolio

The undersigned, being the Secretary of The American Alger Fund (hereinafter referred to as the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1(b) and Section 9.3 of the Agreement and Declaration of Trust, dated April 6, 1988, as amended to date (hereinafter referred to as the “Declaration of Trust”), and by the affirmative vote of a Majority of the Trustees at a meeting duly called and held on September 12, 2007 the Declaration of Trust is amended as follows:

(1)           Additional Portfolio.  There is hereby established and designated the Alger American SmallCap and MidCap Growth Portfolio (the “Portfolio”).  The beneficial interest in the Portfolio shall be divided into Shares having a nominal or par value of one mill ($.001) per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Portfolio and shall be divided into one class, which is hereby designated Class O Shares.  The Trustees shall have authority from time to time to authorize additional Series or Classes of Shares for the Portfolio (each of which Series or Classes shall represent interests only in the Portfolio), as they deem necessary and desirable.  The Shares of the Portfolio, and the Series and Classes thereof, shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in Article VI of the Declaration of Trust, as from time to time in effect.  Without limitation of the foregoing sentence, each Share of such Series representing the beneficial interest of the Portfolio shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional Share, as to matters on which Shares of such Series shall be entitled to vote, and shall represent a share of the beneficial interest of the Portfolio, all as provided in the Declaration of Trust.

(2)           Amendment, etc.  Subject to the provisions and limitations of Section 9.3 of the Declaration of Trust and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided that, if any amendment adversely affects the rights of the Shareholders of the Portfolio, such amendment shall be adopted by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with Section 7.1 of the Declaration of Trust of the holders of a majority of all the Shares of the Portfolio outstanding and entitled to vote.

(3)           Incorporation of Defined Terms.  All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust filed with the Secretary of The Commonwealth of Massachusetts.

The Trustees further direct that, upon the execution of this Certificate of Designation, the Trust take all necessary action to file a copy of this Certificate of Designation with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 21st day of September, 2007.

/s/ Hal Liebes
Hal Liebes
Secretary